UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported): November 14, 2013

Virtus Oil & Gas Corp.

(Exact Name of Registrant as specified in its Charter)

______________________________________________________________________________

Nevada	000-54526	46-0524121
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Gas Tower

555 West 5th Street, 31st Floor

Los Angeles, California 90013

(Address of principal executive offices)

Registrant’s telephone number, including area code: (213) 533-4122

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

Tidewater Agreement

On November 14, 2013, Virtus Oil & Gas Corp., a Nevada corporation (the “Company”), entered into a purchase agreement (the “Tidewater Agreement”) with Tidewater Oil & Gas Company LLC (“Tidewater”) pursuant to which the Company agreed to purchase an 87.5% working interest in oil and gas leases covering approximately 36,787 acres in Iron County, Utah. Tidewater has agreed to deliver the leases to the Company with an 80% net revenue interest. Tidewater’s sale of the leases was subject to the approval of the U.S. District Court for the District of Colorado (the “Bankruptcy Court”), which is presiding over Tidewater’s Chapter 11 bankruptcy proceedings. The Bankruptcy Court approved the sale of the leases on December 11, 2013.

Pursuant to the Tidewater Agreement, the purchase price for the leases is $290,000 and is payable by the Company as follows: $45,000 on or before December 21, 2013, $45,000 on or before February 4, 2014, $100,000 on or before May 5, 2014 and $100,000 on or before August 3, 2014. The Company made the initial $45,000 payment on December 17, 2013. The leases will not be transferred to the Company until the purchase price has been paid in full. The Company has also agreed to assume its proportionate share of all rental payments due on the leases, beginning immediately. If the Company fails to pay timely any rental payment, it will lose its interest in the underlying lease.

The Tidewater Agreement contemplates the drilling of an initial 12,000 foot vertical test well in the Jurassic-Navajo, Permian–Kaibab formation on the leases. Although Tidewater will retain a 12.5% working interest in the leases, the Company has agreed to pay 100% of the cost of drilling and completing this test well, which is estimated to be approximately $2.5 million. The Company has agreed to pre-pay such costs at least 30 days prior to the spud date, which is expected to be no later than February 3, 2015. If the Company fails to prepay such costs, it will forfeit its interests in the oil and gas leases and Tidewater will retain the purchase price.

A copy of the Tidewater Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Securities Purchase Agreement

On November 19, 2013, the Company entered into a Securities Purchase Agreement with Fieldstone Industries Inc., a Company organized under the laws of the Marshall Islands (“Fieldstone”), pursuant to which the Company issued 250,000 shares of common stock, par value $0.001 per share, to Fieldstone for an aggregate purchase price of $100,000, or $0.40 per share. The shares have not been registered with the Securities and Exchange Commission (the “SEC”) or under any state securities laws, and were issued in reliance on an exemption from registration provided by Regulation S promulgated under the Securities Act of 1933, as amended.

The proceeds from the sale will be used for general administrative purposes and to finance expected acquisition costs related to the Tidewater Agreement as described in this Item 1.01 above.

A copy of the Securities Purchase Agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02       Termination of a Material Definitive Agreement.

On December 23, 2013, the Company delivered written notice to Pioneer Oil & Gas (“Pioneer”) of the Company’s intention to terminate the purchase agreement with Pioneer dated October 19, 2013 (the “Hinge Line Agreement”). A copy of the Hinge Line Agreement was attached as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on October 30, 2013.

Pursuant to the Hinge Line Agreement, the Company agreed to purchase Pioneer’s interest in two oil and gas leases comprising 4,150 acres in Beaver County, Utah, for an aggregate purchase price of $460,000. The Company made an initial payment of $30,000 to Pioneer on October 25, 2013, but has not made any subsequent payments. Under the Hinge Line Agreement, title to the oil and gas leases would not be transferred to the Company until the full $460,000 purchase price had been paid to Pioneer. Accordingly, Pioneer will retain all rights to the oil and gas leases that are the subject of the Hinge Line Agreement, and Pioneer is entitled to retain the initial $30,000 payment as liquidated damages in accordance with the terms of the Hinge Line Agreement.

2

The Company terminated the Hinge Line Agreement following the Bankruptcy Court’s approval of the Tidewater Agreement. The Company had entered into the Hinge Line Agreement before sourcing the Tidewater property as an alternative investment opportunity while Pioneer was awaiting results from a test well drilled within one mile of the Pioneer leases. Upon the Bankruptcy Court’s approval of the Tidewater Agreement, the Company decided to terminate the Hinge Line Agreement and proceed under the Tidewater Agreement because the Company had determined that the leases being sold by Tidewater represented a better investment opportunity. Aside from the $30,000 in liquidated damages retained by Pioneer, the Company did not incur any additional early termination penalties as a result of the Company’s termination of the Hinge Line Agreement.

Item 3.02       Unregistered Sales of Equity Securities.

Although the shares issued under the Securities Purchase Agreement constitute less than five percent of the Company’s outstanding shares, the information set forth under the heading “Securities Purchase Agreement” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference for added certainty.

Item 9.01       Financial Statements and Exhibits.

(d) Exhibits.

10.1	Purchase Agreement dated November 14, 2013 by and between Virtus Oil & Gas Corp. and Tidewater Oil & Gas Company LLC
10.2	Securities Purchase Agreement dated November 19, 2013 by and between Virtus Oil & Gas Corp. and Fieldstone Industries Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUS OIL & GAS CORP.

Date: January 31, 2014	By: /s/ Daniel M. Ferris
Daniel M. Ferris, President

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